SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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A. SCHULMAN INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

          Notice is hereby given that the Annual Meeting of Stockholders of A. Schulman, Inc. will be held at The Hilton Inn West, 3180 West Market Street, Akron, Ohio, on Thursday, December 6, 2001 at 10:00 A.M., local time, for the purpose of considering and acting upon:

1.	The election of four (4) Directors for a three-year term expiring in 2004;

2.	The ratification of the selection by the Board of Directors of PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending August 31, 2002;

3.	The transaction of any other business which properly may come before the meeting and any adjournments thereof.

          Stockholders of A. Schulman, Inc. of record at the close of business on October 16, 2001 are entitled to vote at the Annual Meeting and any adjournments thereof.

By order of the Board of Directors

JAMES H. BERICK
Secretary

Akron, Ohio
November 9, 2001

Your vote is important. Stockholders are requested to complete, date, sign and return the enclosed proxy in the envelope provided which requires no postage if mailed in the United States.

3550 West Market Street
Akron, Ohio 44333

PROXY STATEMENT

November 9, 2001

          The accompanying proxy is solicited by the Board of Directors of the Corporation for use at the Annual Meeting of Stockholders to be held on December 6, 2001, and any adjournments thereof.

          Stockholders of record at the close of business on October 16, 2001 (the record date) will be entitled to vote at the Annual Meeting. At that date the Corporation had issued and outstanding 29,212,872 shares of Common Stock, $1.00 par value. Each such share is entitled to one vote on all matters properly coming before the Annual Meeting. At least 14,606,437 shares of Common Stock of the Corporation must be represented at the meeting in person or by proxy in order to constitute a quorum for the transaction of business.

          This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on November 9, 2001.

ELECTION OF DIRECTORS

          The Board of Directors of the Corporation presently is comprised of eleven Directors. The Directors of the Corporation are divided into three classes; presently, Classes I and III each consist of four Directors and Class II consists of three Directors. At the Annual Meeting, four Directors of Class III are to be elected to serve for three-year terms expiring in 2004 and until their respective successors are duly elected and qualified.

          Unless a stockholder requests that voting of the proxy be withheld for any one or more of the nominees for Director in accordance with the instructions set forth on the proxy, it presently is intended that shares represented by proxies will be voted for the election as Directors of the four Class III nominees named in the table below.

          All nominees have consented to being named in this Proxy Statement and to serve if elected. Should any nominee subsequently decline or be unable to accept such nomination to serve as a Director, an event which the Board of Directors does not now expect, the persons voting the shares represented by proxies solicited hereby may vote such shares for a reduced number of nominees. For election as a Director, a nominee must receive the affirmative vote of the holders of a majority of shares represented at the meeting in person or by proxy. Abstentions will be counted as votes cast and will count toward the determination of the presence of a quorum, but will have the same effect as a vote cast against the nominee. Broker non-votes will not be counted as votes cast, but will count toward the determination of the presence of a quorum.

          The following information concerning each nominee and each Director continuing in office is based in part on information received from the respective nominees and Directors and in part on the Corporation’s records.

Name of Nominee or Director	Principal Occupation During Past Five Years and Age as of October 16, 2001	First Became Director

Nominees to Serve Until 2004 Annual Meeting of Stockholders (Class III)

Terry L. Haines (1)	President and Chief Executive Officer of the Corporation since 1991; formerly, Chief Operating Officer, 1990-1991; Age 55	1990

Dr. Paul Craig Roberts (2)	Columnist for The Washington Times since 1988 and for Investor’s Business Daily since 1998; Chairman of Institute for Political Economy since 1985; nationally syndicated Columnist for Creators Syndicate since March 1997; formerly, Distinguished Fellow, Cato Institute, 1993-1996; Columnist for Business Week, 1982-1998; William E. Simon Chair in Political Economy at Center for Strategic and International Studies, 1982-1993; and Assistant Secretary of Treasury for Economic Policy, 1981-1982; Age 62	1992

James A. Karman (2)(4)	Vice Chairman, RPM, Inc. (coatings, sealants and specialty chemicals) since August 1999; formerly President of RPM, Inc., 1978-1999; Chief Financial Officer, RPM, Inc., 1982-1993; Age 64	1995

Joseph M. Gingo (3)(4)	Senior Vice President for Technology and Global Products Planning of The Goodyear Tire & Rubber Company (tire and rubber manufacturing) since 1999; formerly Vice President and general manager of Goodyear Tire & Rubber Company’s Engineered Products business unit, 1998-1999; and Vice President of The Goodyear Tire and Rubber Company’s Asia operations, 1995-1998; Age 56	2000

Name of Nominee or Director	Principal Occupation During Past Five Years and Age as of October 16, 2001	First Became Director

Continuing Directors Serving Until 2003 Annual Meeting of Stockholders (Class II)

James S. Marlen (2)(3)	Chairman of the Board of Ameron International Corporation (construction and industrial manufacturing) since January 1995; President and Chief Executive Officer of Ameron International Corporation since June, 1993; formerly, Vice President, GenCorp., Inc. (aerospace, automotive, chemical and plastics) and President, GenCorp. Polymer Products, a subsidiary of GenCorp., Inc., 1988-1993; Age 60	1995

Rene C. Rombouts	General Manager of the Corporation’s European subsidiaries since 1993 and Director of European Marketing—Manufactured Products of the Corporation since 1983; Age 63	1992

Robert A. Stefanko (1)	Chairman of the Board of the Corporation since 1991; Executive Vice President—Finance and Administration of the Corporation since 1989; Age 58	1980

Name of Nominee or Director	Principal Occupation During Past Five Years and Age as of October 16, 2001	First Became Director

Continuing Directors Serving Until 2002 Annual Meeting of Stockholders (Class I)

Alan L. Ockene (3)(4)	Member, Executive Committee of Akron Regional Development Board; prior thereto, Chairman, Akron Regional Development Board, 1995-1997; formerly, President and Chief Executive Officer of General Tire, Inc. 1991-1994; and Vice President of The Goodyear Tire & Rubber Company—International, 1985-1991; Age 70	1992

Willard R. Holland (2)(3)(4)	Retired; formerly Chairman of the Board of FirstEnergy Corp. (electric utility), 1996-1999; President and Chief Executive Officer, FirstEnergy Corp. since 1993; Chairman of the Board and Chief Executive Officer of FirstEnergy Corp.’s subsidiary, Pennsylvania Power Company, since 1993; formerly, Chief Operating Officer, Ohio Edison Company, 1991-1993; prior thereto Senior Vice President, Detroit Edison Company (electric utility), 1988-1991; Age 65	1995

Dr. Peggy Gordon Elliott (2)(4)	President, South Dakota State University since January 1998; prior thereto, Senior Fellow, National Center for Higher Education 1996-1998; President, The University of Akron 1992-1996; and Chancellor and Chief Executive Officer, Indiana University Northwest, 1984-1992; Age 64	1994

John B. Yasinsky (2) (3)	Retired; formerly Chairman and Chief Executive Officer of Omnova Solutions, Inc. (decorative and building products and performance chemicals) 1999- 2001; formerly, Chairman, GenCorp., Inc. (aerospace, automotive, chemical and plastics), 1995-1999, and President and Chief Executive Officer of GenCorp., Inc., 1995-1999; Age 62	2000

(1)	Member of Executive Committee
(2)	Member of Audit Committee
(3)	Member of Nominating Committee
(4)	Member of Compensation Committee

           Mr. Haines is a Director of FirstMerit Corporation and Ameron International Corporation. Dr. Roberts is a Director of 12 of the Value Line Mutual Funds. Dr. Elliott is a Director of The Lubrizol Corporation. Messrs. Marlen and Ockene are Directors of Ameron International Corporation. Mr. Karman is a Director of RPM, Inc., Shiloh Industries, Inc. and Metropolitan Financial Corporation. Mr. Holland is a Director of Davey Tree Expert Co. Mr. Yasinsky is a Director of CMS Energy Corporation.

          The Board of Directors has established the following committees: Executive Committee, Audit Committee, Compensation Committee and Nominating Committee.

          The functions performed by the Audit Committee of the Board of Directors include: (i) recommending to the Board of Directors the appointment of a firm of independent accountants to examine the books and accounts of the Corporation and its subsidiaries; (ii) reviewing with the independent accountants the scope of their work prior to their examination; (iii) reviewing with the independent accountants the scope of their examination after it has been completed, as well as any recommendations made by the independent accountants; (iv) reviewing with the independent accountants and approving each non-audit service performed or proposed to be performed by the independent accountants, as well as the relationship of audit to non-audit fees; and (v) considering the possible effect of the non-audit services upon the independence of the accountants. The Audit Committee held two meetings during the year ended August 31, 2001.

          The functions performed by the Compensation Committee of the Board of Directors include making recommendations to the Board of Directors concerning compensation policies, salaries, grants of stock options and other forms of compensation for management and certain other employees of the Corporation. The Compensation Committee held two meetings during the year ended August 31, 2001.

          The functions performed by the Nominating Committee include identifying potential directors and making recommendations as to the size, functions and composition of the Board and its committees. The Nominating Committee has no formal procedures for consideration of nominees recommended by stockholders. The Nominating Committee held no meetings during the year ended August 31, 2001.

          The Board of Directors held seven meetings during the year ended August 31, 2001. All incumbent Directors attended at least 75% of the meetings of the Board of Directors and any committees thereof on which they served during the year.

Compensation of Directors

          Each Director of the Corporation who is not an employee of the Corporation receives an annual Director’s fee of $28,000, plus $1,200 for each Board or committee meeting attended. Further, any Director serving as a Chairman of a committee receives an additional annual fee of $2,500. Each Director has the option to defer payment of all or a specified portion of his or her Director’s fees and to receive, in lieu thereof, a number of units equivalent to the amount to be paid, divided by the closing price of the Corporation’s Common Stock on the last business day of the prior year. Upon surrender of the units, the Director will receive a cash payment in an amount determined by multiplying the number of units times the market price of the Common Stock on the day before the surrender date. In addition, on the first business day of February of each year, each non-employee Director of the Corporation receives a (i) grant of an option to purchase 2,000 shares of the Common Stock of the Corporation, at an option price equal to the fair market value of such shares on the first business day preceding the date of grant, and (ii) an award of 500 restricted shares of Common Stock. The fair market value of such restricted shares on the grant date was $6,030 (based upon the $12.06 closing price of the Corporation’s Common Stock on February 1, 2001).

AUDIT COMMITTEE REPORT

          Notwithstanding anything to the contrary set forth in any of the Corporation’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

          The Audit Committee consists of the following members of the Corporation’s Board of Directors: Willard R. Holland, Dr. Peggy Gordon Elliott, John B. Yasinsky, James S. Marlen, Dr. Paul Craig Roberts, and James A. Karman. Each of the members of the Audit Committee is independent as defined under Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors. Such charter is included in this proxy statement as Appendix A.

          The Audit Committee has met, reviewed and discussed the audited financial statements of the Corporation for the fiscal year ended August 31, 2001 with the Corporation’s management. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Corporation’s independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Committee chair reviewed with PricewaterhouseCoopers LLP and the Corporation’s management the Corporation’s interim financial results prior to the Corporation’s filing of the Corporation’s Quarterly Reports on Form 10-Q.

          The Audit Committee also has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committee) and the Audit Committee has discussed the independence of PricewaterhouseCoopers LLP with that firm.

          Based upon the Audit Committee’s review and discussion noted above, the Audit Committee recommended to the Board of Directors that the Corporation’s audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended August 31, 2001 for filing with the Securities and Exchange Commission.

The Audit Committee

Willard R. Holland, Chairman
Dr. Peggy Gordon Elliott
John B. Yasinsky
James S. Marlen
Dr. Paul Craig Roberts
James A. Karman

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

          Notwithstanding anything to the contrary set forth in any of the Corporation’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

          This report describes the Corporation’s executive compensation programs and the basis on which fiscal year 2001 compensation determinations were made by the Corporation’s Compensation Committee in respect of the executive officers of the Corporation, including the Chief Executive Officer and the other executive officers named in the compensation tables in this proxy statement.

          To ensure that the compensation program is administered in an objective manner, the Compensation Committee is comprised entirely of independent Directors. The duties of the Compensation Committee include determining the base salary level and bonus for the Chief Executive Officer and for all other executive officers, and approving the design and awards of all other elements of the executive pay program. The Compensation Committee further evaluates executive performance and addresses other matters related to executive compensation.

Compensation Policy and Overall Objectives

          In determining the amount and composition of executive compensation, the Compensation Committee’s goal is to provide a compensation package that will enable the Corporation to attract and retain talented executives, reward outstanding performance and link the interests of the Corporation’s executives to the interests of the Corporation’s shareholders. In determining actual compensation levels, the Compensation Committee considers all elements of the program in total, rather than any one element in isolation.

          The Compensation Committee members believe that each element of the compensation program should target compensation levels at rates that are reflective of current market practices. Offering market-comparable pay opportunities allows the Corporation to maintain a stable, successful management team.

          Competitive market data is provided periodically by an independent compensation consultant. The data provided compares the Corporation’s compensation practices to those of a group of comparison companies. The Corporation’s market data for compensation comparison purposes is comprised of a group of diversified manufacturing companies that have national and international business operations. The Compensation Committee reviews and approves the selection of companies used for compensation comparison purposes.

          In establishing a comparison group for compensation purposes, the Compensation Committee neither bases its decisions on quantitative relative weights of various factors, nor follows mathematical formulae. Rather, the Compensation Committee exercises its discretion and makes its judgment after considering the factors it deems relevant.

          The key elements of the Corporation’s executive compensation are base salary, annual bonuses and long-term incentives. These key elements are addressed separately below. In determining compensation, the Compensation Committee considers all elements of an executive’s total compensation package.

Base Salaries

          The Compensation Committee regularly reviews each executive’s base salary. Base salaries for executives initially are determined by evaluating the executives’ respective levels of responsibility, prior experience, breadth of knowledge, internal equity issues and external pay practices. Increases to base salaries are driven by individual performance and Corporation profitability. Individual performance is evaluated based on sustained levels of individual contribution to the Corporation.

          In determining Mr. Haines’ base salary in 2001, the Compensation Committee considered the Corporation’s financial performance for the prior year, Mr. Haines’ individual performance and his long-term contributions to the success of the Corporation. The Compensation Committee also compares Mr. Haines’ base salary to the base salaries of other chief executive officers. Mr. Haines’ base salary is reported in the Summary Compensation Table below.

Annual Bonuses

          The Corporation’s bonus program promotes the Corporation’s pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash bonuses based on individual performance. Annual bonus opportunities allow the Corporation to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals.

          Under the Corporation’s bonus program, the Corporation established a total target award for each executive officer approximately equal to the average award provided to persons holding similar positions at comparable companies. The award was measured by stated threshold, target, and maximum percentages of salary. The executive officer’s actual award was increased or decreased for the total target award based upon both Corporation and individual performance. Approximately one-half of the total target award potential was determined by the financial performance of the Corporation. This financial performance portion of the bonus was based upon (i) the world-wide performance of the Corporation for Mr. Haines, the President and Chief Executive Officer, and for the Chairman and Chief Financial Officer and (ii) the Corporation’s performance in North America for all other officers. The remaining one-half of the total target award level was based upon each executive officer’s individual performance. Mr. Haines’ 2001 bonus award is reported in the Summary Compensation Table below.

Long-Term Incentives

          Long-term incentives are provided pursuant to the Corporation’s 1991 Stock Incentive Plan (the “1991 Plan”).

          In keeping with the Corporation’s commitment to provide a total compensation package which includes at-risk components of pay, the Compensation Committee makes annual decisions regarding appropriate stock-based grants for each executive. When determining these awards, the Compensation Committee considers the Corporation’s financial performance in the prior year, the executives’ respective levels of responsibility, prior experience, and historical award data, and compensation practices at the comparison companies.

          Stock options were granted in 2001 at an option price equal to the fair market value of the Corporation’s Common Stock on the date of grant (which is determined by the 1991 Plan as the closing price of shares of the Corporation’s Common Stock on the date prior to the date of grant). Accordingly, stock options granted in 2001 have value only if the stock price appreciates following the date the options are granted. This design focuses executives on the creation of shareholder value over the long term and encourages equity ownership of the Corporation. These stock options become exercisable at the rate of 25% per year commencing on the first anniversary of the date of grant of the option, so long as the holder remains employed by the Corporation or a subsidiary.

          In 2001, Mr. Haines received options to purchase 95,000 shares at the fair market value (the closing price of $13.17 for 75,000 of such shares and of $10.97 for 20,000 of such shares) of such shares on the date prior to the date of grant. These grants were established after comparison to the averages of long-term incentive grants at the comparison companies. The Compensation Committee believes that this equity interest provides a strong link to the interests of shareholders.

Restricted Stock

          Shares of restricted stock were awarded to certain executives in 2001. Such restricted stock awarded to executives vests five years after the date awarded. Because of its vesting requirements, restricted stock enhances the Corporation’s ability to maintain a stable executive team, focused on the Corporation’s long-term success. Restricted stock provides executives with an immediate link to shareholder interests. Dividends are accrued until the lapse of restrictions on the restricted stock and are paid out thereafter. In respect of fiscal year 2001, Mr. Haines received awards totaling 15,000 shares of restricted stock.

The Compensation Committee:

Willard R. Holland, Chairman
Alan L. Ockene
Dr. Peggy Gordon Elliott
Joseph M. Gingo
James A. Karman

COMPENSATION OF EXECUTIVE OFFICERS

          The following table sets forth the compensation paid or to be paid by the Corporation and its subsidiaries in respect of services rendered during the Corporation’s last three fiscal years to the Corporation’s Chief Executive Officer and each of the five most highly compensated executive officers (as measured by salary and bonus) whose aggregate salary and bonus during the fiscal year ended August 31, 2001, exceeded $100,000:

SUMMARY COMPENSATION TABLE

				Long-Term Compensation
				Awards
Name and Principal Position	Fiscal Year	Annual Compensation(1)		Restricted Stock Award(s)		Options (#)	All Other Compensation
		Salary	Bonus
Terry L. Haines	2001	$420,000	$126,000	$199,620	(2)	95,000	$ 58,352	(4)
President and Chief Executive	2000	$420,000	$126,000	$145,500		75,000	$154,296
Officer	1999	$400,000	$181,200	$183,125		50,000	$136,557

Robert A. Stefanko	2001	$355,000	$107,000	$124,110	(3)	60,000	$ 51,852	(4)
Chairman of the Board of Directors,	2000	$355,000	$107,000	$109,125		60,000	$105,058
Chief Financial Officer and Executive	1999	$340,000	$154,500	$146,500		40,000	$ 92,526
Vice President—Finance and
Administration

John M. Myles	2001	$156,000	$ 38,000	$ 30,338	(3)	16,500	$ 16,710	(4)
Vice President—North American	2000	$150,000	$ 37,000	$ 26,675		16,500	$ 16,110
Purchasing	1999	$142,800	$ 42,840	$ 27,469		11,000	$ 15,390

Alain Adam	2001	$146,800	$ 34,000	$ 30,338	(3)	12,000	$ 15,790	(4)
Vice President—International	2000	$141,200	$ 34,000	$ 26,675		12,000	$ 15,230
Automotive Operations	1999	$133,200	$ 39,960	$ 32,963		8,000	$ 14,410

Rengarajan Ramesh	2001	$140,000	$ 34,000	$ 30,338	(3)	12,000	$ 15,110	(4)
Vice President—Technology	2000	$126,052	$ 28,000	$ 26,675		12,000	$ 13,715
	1999	$116,059	$ 65,000	$ 27,469		8,000	$ 12,710

Gordon L. Trimmer(5)	2001	$145,292	$ 39,000	$ 37,233	(3)	0	$ 16,710	(4)
Vice President—North American	2000	$152,300	$ 38,000	$ 32,738		16,500	$ 16,340
Sales and Marketing	1999	$145,000	$ 43,500	$ 45,781		11,000	$ 15,610

(1)	Includes amounts earned in fiscal year, whether or not deferred.

(2)
The amount set forth represents grants of restricted stock in respect of the fiscal year, valued at the fair market value of the Corporation’s Common Stock on the dates of grant ($13.79 and $11.38). The total number of restricted shares and the aggregate market value at August 31, 2001 (based upon the fair market value at August 31, 2001 of $13.79) held by Mr. Haines were 44,000 shares valued at $606,760. In addition, Mr. Haines received an award of 3,000 restricted shares on October 19, 2001 in respect of the fiscal year ended August 31, 2001. The value of such shares was $34,140 on the award date based on the fair market value of such shares on such date of $11.38. Dividends accrue but are not paid on the restricted shares until the restrictions thereon lapse.

(3)
The amounts set forth represent grants of restricted stock during the fiscal year, valued at the fair market value of the Corporation’s Common Stock on the grant date ($13.79). The total number of restricted shares and the aggregate market value at August 31, 2001 (based upon the fair market value at August 31, 2001 of $13.79) in respect of the respective executive officer are as follows: Mr. Stefanko held 32,000 shares valued at $441,280; Mr. Myles held 7,900 shares valued at $108,941; Mr. Adam held 7,400 shares valued at $102,046; and Dr. Ramesh held 7,900 shares valued at $108,941. Mr. Trimmer’s estate held no restricted shares at August 31, 2001. Dividends accrue but are not paid on the restricted shares until the restrictions thereon lapse.

(4)
Amounts shown include the following: Corporation contributions to Profit Sharing Plan—$17,000 for each of Messrs. Haines and Stefanko, $15,600 for Mr. Myles, 14,680 for Mr. Adam, and $14,000 for Dr. Ramesh; amounts accrued by the Corporation for the fiscal year ended August 31, 2001 under non-qualified profit sharing plan—$25,000 for Mr. Haines and $18,500 for Mr. Stefanko; Corporation payments of term life insurance premiums—$1,110 for each named executive officer; and Director’s fees received from the Corporation’s Belgian subsidiary—$15,242 for each of Messrs. Haines and Stefanko.

(5)	Mr. Trimmer passed away on August 1, 2001.

Stock Options

          The following table contains information concerning the grant of stock options during fiscal year 2001 to the named executive officers. The amounts shown for each of the named executive officers as potential realizable values are based on arbitrarily assumed annualized rates of stock appreciation of five percent and ten percent over the full five-year term of the options, which would result in stock prices of approximately $16.81 and $21.21, respectively ($14.00 and $17.68, respectively, for 20,000 of the options granted to Mr. Haines). No gain to the optionees is possible without an increase in stock price which will benefit all stockholders proportionately. Actual gains, if any, on an option exercise are dependent upon future performance of the Corporation’s Common Stock and overall market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved.

OPTION GRANTS IN LAST FISCAL YEAR
	Individual Grants in 2001				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for 5-Year Option Term
Name	Options (#)Granted(1)	% of Total Options Granted to Employees for Fiscal Year(2)	Exercise or Base Price(3) ($/Sh)	Expiration Date	5% ($) (4)	10% ($) (4)
Terry L. Haines	75,000	12.10%	$13.17	8/30/06	$273,000	$603,000
	20,000	3.23%	$10.97	10/19/06	$ 60,600	$134,200
Robert A. Stefanko	60,000	9.68%	$13.17	8/30/06	$218,400	$482,400
John M. Myles	16,500	2.66%	$13.17	8/30/06	$ 60,060	$132,060
Alain Adam	12,000	1.94%	$13.17	8/30/06	$ 43,680	$ 96,480
Rengarajan Ramesh	12,000	1.94%	$13.17	8/30/06	$ 43,680	$ 96,480
Gordon L. Trimmer	0	0%	N/A	N/A	N/A	N/A

(1)
All options for common shares were granted pursuant to the 1991 Plan. Such options become exercisable at the rate of 25% per year commencing on the first anniversary of the date of grant of the option, so long as the optionee remains employed by the Corporation.

(2)	Based on 620,000 options granted to all employees.

(3)	Fair market value on the date of grant (which is determined by the 1991 Plan as the closing price of shares of the Corporation’s Common Stock on the date prior to the date of grant).

(4)
The share price represents the price of the Common Stock if the assumed annual rates of stock price appreciation are achieved. If the named executive officers realize these values, the Corporation’s shareholders will realize aggregate appreciation in the price of the 29,212,872 shares of Common Stock outstanding of $106.3 million or $234.9 million, respectively, over the five-year term of the options.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

          The following table sets forth information as of October 16, 2001 in respect of beneficial ownership of shares of the Corporation’s Common Stock by each Director, by each named executive officer, by all Directors and executive officers as a group, and by each person known to the Corporation to own 5% or more of its Common Stock:

Name	Amount and Nature of Beneficial Ownership(1)(2)(3)(4)		Percent of Outstanding
Directors and Executive Officers
Robert A. Stefanko	215,912		*
Terry L. Haines	205,450		*
Rene C. Rombouts	182,350		*
Gordon L. Trimmer	33,826		*
Alain Adam	29,623		*
John M. Myles	28,850		*
Rengarajan Ramesh	23,330		*
Dr. Peggy Gordon Elliott	3,875		*
James S. Marlen	6,875		*
Alan L. Ockene	5,450		*
Dr. Paul Craig Roberts	3,180		*
Willard R. Holland	5,875		*
James A. Karman	4,875		*
Joseph M. Gingo	1,798		*
John B. Yasinsky	1,500		*
All Directors and Executive Officers as a group (16 persons)	782,619		2.67%

5% or Greater Stockholders

Perkins, Wolf, McDonnell & Company	3,499,550	(5)	11.98	%(5)
53 N. Jackson Blvd.
Suite 722
Chicago, Illinois 60604

Berger Small Cap Value Fund	2,200,000	(6)	7.53%
210 University Boulevard
Suite 900
Denver, Colorado 80206

Snyder Capital Management, L.P	2,242,600	(7)	7.68%
Snyder Capital Management, Inc.
350 California Street
Suite 1460
San Francisco, California 94104

Dimensional Fund Advisors, Inc.	1,481,600	(8)	5.07%
1299 Ocean Avenue
11 th Floor
Santa Monica, California 90401

*	Less than 1% of the shares outstanding

(1)
Includes the following number of shares which are not owned, but can be purchased within 60 days upon the exercise of options granted under the Corporation’s 1991 Stock Incentive Plan: 110,750 by Terry L. Haines; 92,250 by Robert A. Stefanko; 82,000 by Rene C. Rombouts; 21,000 by the estate of Gordon L. Trimmer; 20,625 by John M. Myles; 13,500 by Alain Adam; 15,000 by Rengarajan Ramesh; and 369,375 by all Directors and executive officers as a group.

(2)
Includes the following number of shares which are not owned but can be purchased within 60 days upon the exercise of options granted under the Corporation’s 1992 Non-Employee Directors’ Stock Option Plan: 2,375 by each of Alan L. Ockene, Dr. Paul Craig Roberts, Dr. Peggy Gordon Elliott, Willard R. Holland, James A. Karman, and James S. Marlen; and 14,250 shares by all Directors and executive officers as a group.

(3)
Includes the following number of restricted shares of Common Stock awarded under the Corporation’s 1991 Stock Incentive Plan; 45,000 for Terry L. Haines, 32,000 for Robert A. Stefanko, 22,000 for Rene C. Rombouts, 7,900 for John M. Myles, 7,400 for Alain Adam; 7,900 for Rengarajan Ramesh; and 129,800 for all Directors and executive officers as a group.

(4)
Includes the following number of shares of restricted Common Stock awarded under the Corporation’s 1992 Non-Employee Directors’ Stock Option Plan: 500 for each of Alan M. Ockene, Dr. Paul Craig Roberts, Dr. Peggy Gordon Elliott, Willard R. Holland, James A. Karman, James S. Marlen, John B. Yasinsky and Joseph M. Gingo, and 4,000 for all Directors and executive officers as a group.

(5)
According to its Amendment to Schedule 13G dated June 30, 2000, Perkins, Wolf, McDonnell & Company, a registered investment advisor, states that it beneficially owns 3,499,550 shares of the Corporation’s Common Stock, that it shares voting and dispositive power in respect of 3,379,100 of such shares, and that it has sole voting and dispositive power in respect of 120,450 of such shares.

Includes the 2,200,000 shares (7.53%) of the Corporation’s Common Stock reported as beneficially owned by Berger Small Cap Value Fund.

(6)
According to its Schedule 13G dated February 14, 2001, Berger Small Cap Value Fund, an Investment Company registered under Section 8 of the Investment Company Act, states that it beneficially owns 2,200,000 shares of the Corporation’s Common Stock and that Perkins, Wolf, McDonnell & Company is the sub investment advisor delegated with voting and dispositive authority over such shares. All such shares also are included in the amounts reported by Perkins, Wolf, McDonnell & Company.

(7)
According to their Amendment No. 1 to Schedule 13G dated February 14, 2001, Snyder Capital Management, L.P., and Snyder Capital Management, Inc., states that they beneficially own and share voting and dispositive power in respect of 2,242,600 shares of the Corporation’s Common Stock.

(8)
According to its Schedule 13G dated February 2, 2001, Dimensional Fund Advisors, Inc., a registered investment advisor, states that it beneficially owns, and has sole voting and dispositive power in respect of, 1,481,600 shares of the Corporation’s Common Stock.

PERFORMANCE GRAPH

          The following graph compares total stockholder returns in respect of shares of the Corporation’s Common Stock over the last five fiscal years (i.e. the cumulative changes over the past five-year period of $100 invested) to the Standard & Poor’s 500 Stock Index (“S&P 500”) and the Standard and Poor’s Specialty Chemical Group (“S&P Specialty Chemicals”). Total return values for shares of the Corporation’s Common Stock, S&P 500 and S&P Specialty Chemicals were calculated based upon market weighting at the beginning of the period and include reinvestment of dividends on a quarterly basis. The stockholder returns shown on the graph below are not necessarily indicative of future performance.

          The following graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Corporation specifically incorporates this information by reference and otherwise shall not be deemed filed under such Acts.

Employment Contracts and Change-In-Control Arrangements

          The Corporation has employment agreements with Messrs. Haines, Stefanko, Myles and Adam and Dr. Ramesh and certain other senior personnel. The employment agreements of Messrs. Haines, Stefanko, Myles and Adam and Dr. Ramesh have an initial three-year term. Such agreements automatically are extended at the end of each month for an additional month unless prior notice of termination is given, to constitute at all times a three-year agreement; provided, however, that no such monthly extension shall occur after August 31, 2008, January 31, 2005, October 31, 2008, November 30, 2012, or December 31, 2022, respectively. The employment agreements provide that in the event employment is terminated as a result of a merger, consolidation, liquidation, or change in control (collectively, “Change in Control”) of the Corporation, or for any other reason except for death, disability or for cause, the employee shall be paid a lump sum amount equal to a multiple (equal to the initial term of such agreement) of the sum of (i) the higher of his annual salary payable prior to the event causing the termination or salary payable prior to the Change in Control, plus (ii) an amount equal to the higher of his bonus earned in the preceding fiscal year or the average bonus earned in the most recent three fiscal years. In addition, upon a Change in Control, each of the employment agreements provides that the employee also will continue to receive certain insurance benefits not provided to the employee by another source after termination, for a period of time equal to the original term of such employee’s employment agreement, and the employee will be paid a lump sum amount equal to the sum of (i) any unpaid annual incentive compensation previously awarded to the employee, the payment of which was contingent only upon continued employment, and (ii) a pro rata portion of his bonus for the fiscal year in which the termination occurred. If the Corporation terminates an employee’s employment without cause prior to the expiration of the term of the employment agreement or prior to a Change in Control, the employee shall receive his salary for the remaining term of his employment agreement, plus a bonus each year for the remaining term of his agreement in an amount equal to fifty percent of his average annual bonus during the most recent five calendar years of employment. If the employee’s employment is terminated by reason of death, the Corporation shall pay a lump sum amount equal to sixty percent of the employee’s salary for twenty-four months. In addition, the amounts described above payable under the employment agreements for Messrs. Haines and Stefanko shall be “grossed up” to cover certain taxes payable by the employee on certain of the amounts paid to such employee in respect of a Change in Control of the Corporation. Notwithstanding the foregoing, in respect of the employment agreements of Messrs. Myles and Adam and Dr. Ramesh, the Corporation is not obligated to pay any amount which is in excess of the maximum amount which it can deduct for federal income tax purposes. These employment agreements may tend to discourage a takeover attempt of the Corporation inasmuch as a Change in Control of the Corporation could result in increased compensation expense.

          The Corporation has a qualified Profit Sharing Plan (the “Profit Sharing Plan”) which provides that in any year the Corporation’s Board of Directors, in its discretion, may authorize the payment of contributions to the Corporation’s Profit-Sharing Trust, which contributions are allocated among participants. The maximum amount which may be allocated to a participant generally is limited to the lesser of (i) $30,000 or (ii) 25% of the participant’s compensation. Participation in the Profit Sharing Plan is available to all salaried employees of the Corporation (and participating subsidiaries) who are employed on the last day of the Profit Sharing Plan Year. Benefits under the Profit Sharing Plan vest in accordance with a specified formula which provides for partial vesting starting after three years of employment with the Corporation and full vesting after seven years of employment with the Corporation. The assets of the Profit-Sharing Trust are invested, and each participant’s account reflects the aggregate investment performance of the Trust assets. For the fiscal year ended August 31, 2001, the amounts contributed to the Profit Sharing Plan accounts of the persons listed in the Summary Compensation Table were: $17,000 for each of Messrs. Haines and Stefanko, $15,600 for Mr. Myles, $14,680 for Mr. Adam and $14,000 for Dr. Ramesh.

           The Corporation also has a non-qualified Profit Sharing Plan (the “Non-Qualified Plan”) pursuant to which the Corporation may accrue certain amounts for the benefit of the Non-Qualified Plan’s participants, in order to restore to such participants amounts not available to them under the Profit Sharing Plan due to certain limitations thereunder. Benefits under the Non-Qualified Plan vest in accordance with a specified formula which provides for partial vesting starting after three years of employment with the Corporation and full vesting after seven years of employment with the Corporation. In addition, upon a Change in Control of the Corporation, benefits become fully vested. Amounts accrued by the Corporation under the Non-Qualified Plan for the benefit of each participant reflect the investment performance which would have been realized had a corresponding amount been invested for the benefit of such participant during such year in the Profit Sharing Trust pursuant to the Profit Sharing Plan. For the fiscal year ended August 31, 2001, the amounts accrued by the Corporation pursuant to the Non-Qualified Plan for the benefit of the persons listed in the Summary Compensation Table were: Mr. Haines, $25,000; and Mr. Stefanko, $18,500.

          The Corporation also has deferred compensation agreements with Messrs. Haines and Stefanko, providing for the payment of benefits for ten years following retirement, disability or death in the annual amount of $100,000 for Mr. Haines and $100,000 (under two agreements for $50,000 each) for Mr. Stefanko. The effective dates of Mr. Haines’ Agreement is 1991 and of Mr. Stefanko’s two agreements are 1985 and 1991. No additional benefits are payable under the agreements upon a Change in Control of the Corporation; however, payment of all of the benefits of Messrs. Haines and Stefanko will be accelerated in the event of a termination of employment following certain Changes in Control. The Corporation owns and is the beneficiary of life insurance policies upon the lives of Messrs. Haines and Stefanko, in the amount of $1,000,000 each.

SELECTION OF ACCOUNTANTS

          Upon the recommendation of its Audit Committee, the Board of Directors of the Corporation has selected PricewaterhouseCoopers LLP as independent accountants to examine the books, records and accounts of the Corporation and its subsidiaries for the fiscal year ending August 31, 2002. In accordance with past practice, this selection is being presented to stockholders for ratification or rejection at this Annual Meeting. The Board of Directors recommends that such selection be ratified. PricewaterhouseCoopers LLP was the independent accountant of the Corporation for the fiscal year ended August 31, 2001, and is considered by the Board of Directors to be well qualified. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to make a statement if they desire to do so and will be available to respond to appropriate questions.

          For ratification, this proposal will require the affirmative vote of the holders of a majority of the total votes cast on this proposal in person or by proxy. Abstentions will be counted as votes cast and will have the same effect as votes cast against the proposal. Broker non-votes will not be counted as votes cast. If the resolution is rejected, or if PricewaterhouseCoopers LLP declines to act or becomes incapable of action, or if its employment is discontinued, the Board will appoint other public accountants whose continued employment after the following Annual Meeting of Stockholders will be subject to ratification by stockholders.

Audit Fees

          PricewaterhouseCoopers LLP billed the Corporation aggregate fees of $545,000 for the audit of the Corporation’s annual financial statements and for the review of the financial statements included in the Corporation’s Quarterly Reports on Form 10-Q, all in respect of the year ended August 31, 2001.

Financial Information Systems Design and Implementation Fees

          PricewaterhouseCoopers LLP did not perform any services and, accordingly, did not bill the Corporation for, financial information systems design and implementation for the year ended August 31, 2001.

All Other Fees

          PricewaterhouseCoopers LLP billed the Corporation aggregate fees of $315,600 for non-audit services for the year ended August 31, 2001. The Audit Committee has considered such services and determined that the performance of such non-audit services by PricewaterhouseCoopers LLP does not affect that firm’s independence.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

          Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s officers and Directors, and persons who own more than 10% of the Corporation’s Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. All such persons timely filed their respective reports during the year ended August 31, 2001.

OTHER MATTERS

          The Board of Directors knows of no matters to be presented for action at the Annual Meeting other than those described in this Proxy Statement. Should other matters come before the meeting, the shares represented by proxies solicited hereby will be voted in respect thereof in accordance with the best judgment of the proxy holders.

GENERAL INFORMATION

Voting of Proxies

          Shares represented by properly executed proxies will be voted at the meeting, and if a stockholder has specified how the shares represented thereby are to be voted, they will be voted in accordance with such specification. It is intended that shares represented by proxies on which no specification has been made will be voted for the election of Directors, and for the ratification of the selection of the independent accountants.

Stockholder Proposals

          Proposals of stockholders intended to be presented in accordance with Rule 14a-8 of the Securities and Exchange Commission at the next Annual Meeting of Stockholders, presently scheduled for December 5, 2002, must be received by the Corporation no later than July 13, 2002 for consideration for inclusion in the proxy statement and form of proxy for that meeting. Proposals of stockholders intended to be presented outside of the requirements of such Rule at such Annual Meeting must be received by the Corporation by September 26, 2002.

Revocation of Proxies

          A proxy may be revoked at any time before a vote is taken or the authority granted is otherwise exercised. Revocation may be accomplished by the execution of a later proxy with regard to the same shares or by giving notice in writing or in open meeting.

Solicitation of Proxies

          The cost of soliciting the accompanying proxies will be borne by the Corporation. The Corporation may reimburse brokers, nominees, fiduciaries and custodians their reasonable expenses for sending proxy material to principals and obtaining their instructions. In addition to solicitation by mail, proxies may be solicited in person, by telephone or telegraph or by officers, Directors and regular employees of the Corporation. Further, the Corporation has retained Georgeson Shareholder to perform solicitation services in connection with this proxy statement. For such services, Georgeson Shareholder will receive a fee of approximately $4,500 and will be reimbursed for certain out-of-pocket expenses and indemnified against certain liabilities incurred in connection with this proxy solicitation.

By order of the Board of Directors

JAMES H. BERICK
Secretary

November 9, 2001

APPENDIX A

A. SCHULMAN, INC.
AUDIT COMMITTEE CHARTER

Purpose

          The primary purpose of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) in fulfilling its responsibility to oversee management’s conduct of the Company’s financial reporting process, including the overview of financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof, the Company’s systems of internal accounting and financial controls, and the annual independent audit of the Company’s financial statements.

          In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel, auditors or other experts for this purpose. The Board and the Committee are in place to represent the Company’s shareholders; accordingly, the outside auditor or independent accountants are ultimately accountable to the entire Board and the Audit Committee for their audit of the financial statements of A. Schulman.

          The Committee shall review the adequacy of this Charter on an annual basis.

Membership

          The Committee shall be comprised of not less than three members of the Board of Directors, and the Committee’s composition will meet the requirements of the Audit Committee Policy of the National Association of Securities Dealers (NASD).

          The members will:

1. Have no relationship to the Company that may interfere with the exercise of their independence from management and the Company; and

          2.  Be financially literate or become financially literate within a reasonable period of time after appointment to the Committee. In addition, at least one member of the Committee will have accounting or related financial management expertise.

Key Responsibilities

          The Committee’s job is one of oversight and it recognizes that the Company’s management is responsible for preparing the Company’s financial statements and that the outside auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management, as well as the outside auditors, have more time, knowledge and more detailed information on the Company than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the outside auditor’s work.

           The following functions shall be the common recurring activities of the Committee in carrying out its oversight function. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

•
The Committee shall review with management and the outside auditors the audited financial statements to be included in the Company’s Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K) and review and consider with the outside auditors the matters required to be discussed by Statement of Auditing Standards (‘SAS’) No. 61 as amended from time to time.

•
As a whole, or through the Committee chair, the Committee shall review with the outside auditors the Company’s interim financial results to be included in the Company’s quarterly reports to be filed with Securities and Exchange Commission and the matters required to be discussed by SAS No. 61; this review will occur prior to the Company’s filing of the Form 10-Q.

•	The Committee shall discuss with management and the outside auditors the quality and adequacy of the Company’s internal controls.

•	The Committee shall:

•
Request from the outside auditors annually, a formal written statement delineating all relationships between the auditor and the Company consistent with Standard Number 1 of the Independence Standards Board;

•	Discuss with the outside auditors any such disclosed relationships and their impact on the outside auditor’s independence; and

•	Recommend that the Board take appropriate action to oversee the independence of the outside auditor.

•
The Committee will review the performance of the independent accountants and make recommendations to the Board regarding the appointment or termination of the independent accountants. The Audit Committee and the Board have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor.

                               A. SCHULMAN, INC.

                     This Proxy is Solicited on Behalf of
                            The Board of Directors

PROXY

The undersigned hereby appoints TERRY L. HAINES, ROBERT A. STEFANKO, and JAMES
H. BERICK and each of them as Proxies, each with the full power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of A. Schulman, Inc. held of record by the undersigned on October 16, 2001 at the annual meeting of Stockholders to be held on December 6, 2001 and at any adjournments thereof.

Election of Class III Directors, Nominees:
Terry L. Haines, Dr. Paul Craig Roberts, James A. Karman and Joseph M. Gingo

You are encouraged to specify your choices by marking the appropriate boxes, SEE
REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Director's recommendations. The Proxies cannot vote your shares unless you sign and return this Card.

                                                                   SEE REVERSE
                                                                       SIDE
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                       _
[X] Please mark your  |                                              |2066
    vote as in this                                                   _
    example.

This proxy when properly executed will be voted in the manner directed herein.
If no direction is made, this proxy will be voted FOR proposals 1 and 2.

                FOR  WITHHELD                             FOR   AGAINST  ABSTAIN
1. Election of  [_]    [_]      2. To ratify the          [_]     [_]      [_]
   Class III                       selection of
   Directors                       PricewaterhouseCoopers
    (see reverse)                  LLP as independent
                                   accountants for the
                                   fiscal year ending
                                   August 31, 2002.

For, except vote withheld        3. In their discretion, the Proxies are
from the following nominee(s):     authorized to vote upon such other business
                                   as may properly come before the meeting.
----------------------------

                                             NOTE: Please sign exactly as name
                                             appears hereon. Joint owners should
                                             each sign. When signing as
                                             attorney, executor, administrator,
                                             trustee, or guardian, please give
                                             full title as such.

                                             -----------------------------------

                                             -----------------------------------
                                             SIGNATURE (S)               DATE

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